Exhibit 99.01

Inspyr Announces Private Placement of $1.0 Million

WESTLAKE VILLAGE, CA, December 12, 2016 Inspyr Therapeutics (OTCQB:NSPX) (“Inspyr” or the “Company”), a biotech company developing novel prodrug therapeutics for the treatment of cancer, today announced that it has entered into definitive securities purchase agreements with institutional and accredited investors, led by a healthcare-dedicated fund, for the private placement of shares of convertible preferred stock and warrants to purchase shares of common stock resulting in gross proceeds of approximately $1.0 million. The offering is expected to close on or about December 14, 2016, subject to satisfaction of customary closing conditions.

In connection with the offering, the Company will issue approximately 1,000 shares of Series B Convertible Preferred Stock at a price of $1,000 per share. The Series B convertible preferred stock is initially convertible at any time into an aggregate of approximately 1.33 million shares of common stock at an initial conversion price of $0.75 per share, subject to certain ownership limitations. The Series B convertible preferred stock is only entitled to dividends in the event dividends are paid on the Company’s common stock. In addition, the Company will issue to the investors series J warrants to purchase an aggregate of approximately 1.33 million shares of common stock, series K warrants to purchase an aggregate of approximately 1.33 million shares of common stock and series L warrants to purchase an aggregate of approximately 1.33 million shares of common stock. All of the warrants are immediately exercisable. The series J warrants have an initial exercise price of $0.90 per share and are exercisable for a term of 5 years from the initial exercise date. The Series K warrants have an initial exercise price of $0.75 per share and are exercisable for a term of 6 months from the initial exercise date. The series L warrants have an initial exercise price of $0.75 per share and are exercisable for a term of 12 months from the initial exercise date.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, is acting as the exclusive placement agent for the transaction.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors. Pursuant to a registration rights agreement entered into with the investors, the Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock underlying the convertible preferred stock and the shares of common stock issuable upon the exercise of the warrants.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Further details of the transaction will be described in a Current Report on Form 8-K to be filed by the Company with the SEC. The information contained in this press release is qualified in its entirety by the information to be included in such Current Report, including the exhibits attached thereto.

About Inspyr Therapeutics

Inspyr Therapeutics, Inc. is developing a novel technology platform that combines a powerful therapeutic (thapsigargin) with a patented prodrug delivery system that targets the release of drugs within solid tumors. Mipsagargin, its lead drug candidate, has been studied in a Phase 2 clinical trial in patients with Nexavar-refractory hepatocellular carcinoma (HCC) and has been granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in this indication. Mipsagargin is currently being evaluated in Phase 2 investigator-sponsored trials in patients with glioblastoma (GBM), prostate cancer and clear cell renal cell carcinoma (RCC). For additional information on Inspyr Therapeutics, visit www.inspyrtx.com

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of Inspyr's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, statements regarding the private placement, the expected gross proceeds and the expected closing of the offering. risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of Inspyr’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in Inspyr's periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Tim Tennant

ttennant@inspyrtx.com

310-384-9991

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